Exhibit 99.1

SAKS INCORPORATED ANNOUNCES SEPTEMBER

COMPARABLE STORE SALES

	Contact:	Julia Bentley
(865) 981-6243
FOR IMMEDIATE RELEASE		www.saksincorporated.com

Birmingham, Alabama (October 7, 2004)—Retailer Saks Incorporated (NYSE: SKS) (the “Company”) today announced that for the five weeks ended October 2, 2004 compared to the five weeks ended October 4, 2003, total sales decreased 3.8% and comparable store sales decreased 4.0% on a total company basis. By segment, comparable store sales decreased 10.9% for SDSG and increased 5.8% for SFAE for the month. Sales below are in millions and represent sales from owned departments only.

For the five weeks ended October 2, 2004 compared to the five weeks ended October 4, 2003, owned sales were:

	This Year	Last Year	Total Increase (Decrease)	Comparable Increase (Decrease)
SDSG	$309.5	$348.6	(11.2)%	(10.9)%
SFAE	259.8	243.1	6.9%	5.8%

Total	$569.3	$591.7	(3.8)%	(4.0)%

Management estimates hurricane activity in the Southeast negatively affected total comparable store sales in September 2004 by approximately $12 million, or 200 basis points. By segment, the hurricane effect is estimated at $7 million, or 200 basis points, for SDSG, and approximately $5 million, or 200 basis points, for SFAE. In addition, management estimates SDSG comparable store sales in September were negatively affected by approximately $14 million, or 400 basis points, primarily related to the shift of “Capacity Days,” the largest sales event of the fall season at the Carson Pirie Scott stores, from September last year into October this year. Consequently, SDSG October comparable store sales are expected to benefit from this shift. Unseasonably warm weather throughout the Midwest also negatively affected SDSG sales for the month.

Merchandise categories with the best sales performances for SDSG in September were cosmetics, accessories, and men’s furnishings. Categories with the softest sales performances for SDSG in September were outerwear, children’s apparel, shoes, dresses, and women’s petite and moderate sportswear. Categories with the best sales performances for SFAE in September were women’s designer apparel, women’s contemporary sportswear, men’s dress furnishings, men’s contemporary sportswear, jewelry, and handbags. Categories with the softest performances for SFAE in September were outerwear, children’s apparel, and hosiery.

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On a quarter-to-date basis for the two months ended October 2, 2004 compared to the two months ended October 4, 2003, owned sales were:

	This Year	Last Year	Total Increase (Decrease)	Comparable Increase (Decrease)
SDSG	$557.0	$591.7	(5.9)%	(6.0)%
SFAE	425.8	401.3	6.1%	4.7%

Total	$982.8	$993.0	(1.0)%	(1.7)%

On a year-to-date basis for the eight months ended October 2, 2004 compared to the eight months ended October 4, 2003, owned sales were:

	This Year	Last Year	Total Increase	Comparable Increase
SDSG	$2,177.1	$2,133.7	2.0%	1.4%
SFAE	1,674.3	1,458.1	14.8%	13.0%

Total	$3,851.4	$3,591.8	7.2%	6.1%

Saks Incorporated operates Saks Fifth Avenue Enterprises (SFAE), which consists of 64 Saks Fifth Avenue stores and 54 Saks Off 5th stores. The Company also operates its Saks Department Store Group (SDSG) with 241 department stores under the names of Parisian, Proffitt’s, McRae’s, Younkers, Herberger’s, Carson Pirie Scott, Bergner’s, and Boston Store and 31 Club Libby Lu specialty stores.

Third Quarter Earnings Release

Saks Incorporated will release results for the third quarter ending October 30, 2004 on Tuesday, November 16, 2004 at 8:00 a.m. Eastern Time. Management has scheduled a conference call at 10:00 a.m. Eastern Time on Tuesday, November 16, 2004 to discuss the results. To participate, please call (706) 643-1966.

To be placed on the Company’s e-mail notification list for press releases, SEC filings, certain analytical information, and/or upcoming events, please go to www.saksincorporated.com, click on “Investor Relations,” click on “e-mail Alerts,” and fill out the requested information.

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information if there are any material changes in management’s assumptions.

The forward-looking information and statements are based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; adequate and stable sources of merchandise; the competitive pricing environment within the department and specialty store industries as well as other retail channels; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to increased relationship marketing efforts of proprietary credit card loyalty programs; effective expense control; geo-political risks; successful operation of the Company’s proprietary credit card strategic alliance with Household Bank (SB), N.A.; and changes in interest rates. For additional information regarding these and other risk factors, please refer to Exhibit 99.1 to the Company’s Form 10-K for the fiscal year ended January 31, 2004 filed with the Securities and Exchange Commission (“SEC”), which may be accessed via EDGAR through the Internet at www.sec.gov.

Management undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons are advised, however, to consult any further disclosures management makes on related subjects in its reports filed with the SEC and in its press releases.

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